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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                       THE SECURITIES EXCHANGE ACT OF 1934

                               BRUSH WELLMAN INC.
             (Exact Name of Registrant as Specified in its Charter)

                      OHIO                         34-0119320
           (State of Incorporation)  (I.R.S. Employer Identification No.)

                             17876 ST. CLAIR AVENUE
                              CLEVELAND, OHIO 44110
                    (Address of principal executive offices)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:
________________
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                          Name of Each Exchange on Which
to be so Registered                          Each Class is to be Registered
-------------------                          ------------------------------

Rights to Purchase Serial Preferred Stock,   New York Stock Exchange
Series A, of Brush Wellman Inc.







Securities to be Registered pursuant to Section 12(g) of the Act:
                                                None
                                          (Title of Class)




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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

                  On January 27, 1998, the Directors of Brush Wellman Inc. (the "Company") declared a dividend distribution of one right (a "Right") for each share of Common Stock, par value $1.00 per share, of the Company (a "Common Share") outstanding as of the close of business on February 9, 1998 (the "Record Date"), pursuant to the terms of a Rights Agreement, dated as of January 27, 1998 (the "Rights Agreement"), between the Company and National City Bank, N.A., as the Rights Agent. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Serial Preferred Stock, Series A, without par value (a "Preferred Share"), of the Company at a price of $110.00 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights Agreement also provides, subject to specified exceptions and limitations, that Common Shares issued or delivered from the Company's treasury after the Record Date will be entitled to and accompanied by Rights. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, a copy of which (including all exhibits thereto) is filed as EXHIBIT 4.1 hereto and incorporated herein by this reference. A summary description of the Rights is set forth in EXHIBIT C to the Rights Agreement.

ITEM 2.  EXHIBITS

         The following exhibits required in accordance with the Instructions as to Exhibits on Form 8-A have been duly filed with the New York Stock Exchange,
Inc.:

         4.1 Rights Agreement, dated as of January 27, 1998, between Brush Wellman Inc. and National City Bank, N.A., as Rights Agent, and exhibits thereto (including a Form of Right Certificate as EXHIBIT B thereto and a Summary of Rights to Purchase Preferred Stock as EXHIBIT C thereto).

         99.1     Press Release, dated January 27, 1998




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                                    SIGNATURE


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.




                                          BRUSH WELLMAN INC.



Date:  January 27, 1998                   By: /s/ Carl Cramer
                                              ---------------
                                              Carl Cramer
                                              Vice President Finance and
                                              Chief Financial Officer






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                                INDEX TO EXHIBITS



Exhibit Number                          Exhibit
--------------                          -------

      4.1 Rights Agreement, dated as of January 27, 1998, between Brush Wellman Inc. and National City Bank, N.A., as Rights Agent, and exhibits thereto (including a Form of Right Certificate as EXHIBIT B thereto and a Summary of Rights to Purchase Preferred Stock as EXHIBIT C thereto).

      99.1               Press Release, dated January 27, 1998






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